                                                                  EXHIBIT 10(ac)

                           EXCERPT FROM MARCH 22, 1990
                       BOARD OF DIRECTORS MEETING MINUTES



Mr. Clough then introduced a proposal for incentive compensation for the corporate officers of Wyle, based on corporate performance against established goals. In particular, non-operating corporate officers would have part of their bonus based on the return on equity ("ROE") of Wyle for fiscal 1991, i.e., actual ROE performance for fiscal 1991 would result in a predetermined factor that would be multiplied by half of the prior year's bonus to determine the ROE part of the fiscal 1991 bonus; the remaining bonus amount would be discretionary.

For Messrs. Herring and Ozorkiewicz, the operating officers, their respective operating group's RONA performance would each result in a predetermined factor that would each be multiplied by 1/3 of the prior year's bonus to determine the RONA and ROE portions of their fiscal 1991 bonus; the remaining bonus amounts would be discretionary.

Mr. Irell indicated that a copy of the proposed plan had been sent to the members of the Executive Compensation Committee and, after consideration, the Committee recommended the plan for adoption to the Board of Directors. Mr. Sanders also spoke in favor of the motion and added a few comments concerning the plan. A copy of the performance goals and recommended plan is attached to these minutes.

After further discussion among the directors, upon motion duly made, seconded and unanimously carried, with Messrs. Clough, Freedman and Herring abstaining, the incentive compensation plan for corporate officers of Wyle Laboratories was adopted.


                   DESCRIPTION OF INCENTIVE COMPENSATION PLAN
                   FOR EXECUTIVE OFFICERS OF WYLE ELECTRONICS



The Company's Board of Directors has extended the plan, originally effective for its fiscal year ended January 31, 1991, on substantially the same terms for the fiscal years ended December 31, 1995. For the fiscal years after December 31, 1995, incentives are based solely upon financial performance against targets based upon RONA and earnings growth established prior to the beginning of the fiscal year. The Company believes that disclosure of specific performance targets or criteria would place the Company at a competitive disadvantage and may be misleading to shareholders.

                                       1